Exhibit 99.1

Contact:	Walter H. Hasselbring, III
(815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2016

Watseka, Illinois, August 29, 2016 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $3.6 million, or $0.96 per basic share and $0.95 per diluted share for the fiscal year ended June 30, 2016, compared to $3.3 million, or $0.83 per basic and diluted share for the fiscal year ended June 30, 2015.  The Company also announced net income of $1.1 million, or $0.29 per basic and diluted share for the three months ended June 30, 2016, compared to $790,000, or $0.20 per basic and diluted share for the three months ended June 30, 2015.

For the year ended June 30, 2016, net interest income was $17.1 million compared to $15.7 million for the year ended June 30, 2015.  The provision for loan losses increased to $1.4 million for the year ended June 30, 2016, from $460,000 for the year ended June 30, 2015.  Interest income increased to $20.4 million for the year ended June 30, 2016, from $18.9 million for the year ended June 30, 2015.  Interest expense increased to $3.3 million for the year ended June 30, 2016, from $3.2 million for the year ended June 30, 2015.  Non-interest income increased to $4.1 million for the year ended June 30, 2016, from $3.3 million for the year ended June 30, 2015.  Non-interest expense increased to $14.2 million for the year ended June 30, 2016, from $13.4 million for the year ended June 30, 2015.  For the year ended June 30, 2016, income tax expense totaled $2.0 million compared to $1.8 million for the year ended June 30, 2015.

Total assets at June 30, 2016 were $595.6 million compared to $563.7 million at June 30, 2015.  Cash and cash equivalents decreased to $6.4 million at June 30, 2016, from $13.2 million at June 30, 2015.   Investment securities decreased to $121.3 million at June 30, 2016, from $170.6 million at June 30, 2015.  Net loans receivable increased to $443.7 million at June 30, 2016, from $356.2 million at June 30, 2015.  Deposits increased to $433.7 million at June 30, 2016, from $415.5 million at June 30, 2015.  Total borrowings, including repurchase agreements, increased to $71.4 million at June 30, 2016 from $62.0 million at June 30, 2015.  Stockholders’ equity increased to $84.0 million at June 30, 2016 from $80.4 million at June 30, 2015.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from five full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data

(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2016	Quarter Ended June 30, 2015	Year Ended June 30, 2016	Year Ended June 30, 2015
	(unaudited)	(unaudited)	(unaudited)

Interest income	$5,368	$4,782	$20,373	$18,895
Interest expense	936	793	3,313	3,226
Net interest income	4,432	3,989	17,060	15,669
Provision for loan losses	224	201	1,366	460
Net interest income after provision for loan losses	4,208	3,788	15,694	15,209
Non-interest income	1,026	920	4,095	3,320
Non-interest expense	3,549	3,438	14,209	13,420
Income before taxes	1,685	1,270	5,580	5,109
Income tax expense	617	480	2,014	1,835

Net income	$1,068	$790	$3,566	$3,274

Earnings per share (1)
Basic	$0.29	$0.20	$0.96	$0.83
Diluted	$0.29	$0.20	$0.95	$0.83

Weighted average shares outstanding (1)
Basic	3,722,980	3,829,724	3,731,511	3,925,199
Diluted	3,733,644	3,829,724	3,734,622	3,925,678

Performance Ratios

	Year Ended June 30, 2016	Year Ended June 30, 2015
	(unaudited)
Return on average assets	0.62%	0.60%
Return on average equity	4.35%	3.92%
Net interest margin on average interest earning assets	3.11%	2.98%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)

	Year Ended June 30, 2016	Year Ended June 30, 2015
	(unaudited)

Assets	$595,565	$563,668
Cash and cash equivalents	6,449	13,224
Investment securities	121,328	170,630
Net loans receivable	443,748	356,194
Deposits	433,708	415,544
Total borrowings, including repurchase agreements	71,392	62,024
Total stockholders’ equity	83,972	80,436
Book value per share (2)	0.92	19.72
Average stockholders’ equity to average total assets	14.33%	15.21%

Asset Quality

(Dollars in thousands)

	Year Ended June 30, 2016	Year Ended June 30, 2015
	(unaudited)

Non-performing assets (3)	$2,527	$3,117
Allowance for loan losses	5,351	4,211
Non-performing assets to total assets	0.42%	0.55%
Allowance for losses to total loans	1.19%	1.17%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 4,014,061 and 4,079,274 at June 30, 2016 and 2015, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.